UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 13, 2009

Las Vegas Gaming, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30375	88-0392994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4000 W. Ali Baba Lane Suite D, Las Vegas, Nevada		89118
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	702-871-7111

Not Applicable
(Former name or former address, if changed since last report.)

☐   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

  On February 13, 2009, Las Vegas Gaming, Inc. (the “Company”) and IGT, a Nevada corporation (“IGT”), executed a binding term sheet (the “Term Sheet”) whereby IGT advanced $1,500,000 (the “Advance”) to the Company.  If the Company and IGT do not execute an investment agreement (the “Second Investment Agreement”) on or before August 15, 2009, IGT will have the option of (i) converting the Advance into shares of preferred stock of the Company, or (ii) having the Company repay the Advance.  If IGT elects to convert the Advance into preferred stock, the Advance shall be converted into shares of the same series of the Company’s preferred stock as is being offered in the Company’s private placement (the “Private Placement”) as previously disclosed in the Company’s Form 8-K dated January 16, 2009.  The number of shares shall be based on the closing price of the Private Placement, or $3.25 per share if the Private Placement is not completed.  If the Private Placement is not completed prior to August 15, 2009, the Advance shall become immediately due and payable to IGT.  The Company granted a security interest in all of its present and future assets as security for such obligation.

Pursuant to the Term Sheet, the Company and IGT shall endeavor to enter into the Second Investment Agreement for a total investment in the Company of $3.0 million inclusive of the Advance (the “$3.0 Million Investment”).  In consideration of the $3.0 Million Investment, the Company intends to issue to IGT a new series of preferred stock convertible into shares of the Company’s Common Stock Series A at the price of the Private Placement, or, if the Private Placement does not close, $3.25 per share.  The preferred stock will be entitled to a mandatory annual 5% cash dividend.  The annual dividend will be personally guaranteed by our chairman and chief financial officer.  The Company and IGT also agreed to amend the License and Application Support Agreement dated September 30, 2008 between the Company and IGT (the “LASA”), and the Intellectual Property Access Agreement dated September 30, 2008 between the Company and IGT (the “IPAA”).

The amendments to the LASA include: (i) a requirement that the Company use its best efforts to utilize IGT’s sb Media Manager as the default infrastructure for the delivery of the Company’s PlayerVision® applications, where feasible, (ii) a requirement that the Company provide development support for IGT sb applications requested by IGT, (iii) an amendment to the amount of distribution fees, (iv) a granting to IGT of a “most favored distributor” status so that IGT is granted the most favorable terms on the Company’s software distributor rates for its server-based applications, and (v) a requirement that the Company escrow the source code for the applications that connect to IGT systems.  IGT will have the right to access the source code only if the Company becomes insolvent, and IGT’s rights to utilize such software (if released) will be unlimited.  The amendments to the IPAA include the Company’s agreement that IGT will have the right to initiate, coordinate, finance and assist in the prosecution, defense and enforcement of all Company owned intellectual property to which the Company has granted a right of first refusal to IGT.

The execution of the Second Investment Agreement and the amendments to the IPAA and the LASA are expected to occur by February 27, 2009. There is no assurance that the Company and IGT will negotiate and execute and deliver the Second Investment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAS VEGAS GAMING, INC.

Date: February 20, 2009	By:	/s/ Bruce A. Shepard
Bruce A. Shepard Chief Financial Officer